Exhibit 99.1

News Release

RSP Permian, Inc. Completes First Part of Silver Hill Energy Partners Transaction

Dallas, Texas - November 28, 2016 - RSP Permian, Inc. (“RSP” or the “Company”) (NYSE: RSPP) has completed the first part of its previously announced acquisitions of Silver Hill Energy Partners, LLC (“SHEP I”) and Silver Hill E&P II, LLC (“SHEP II,” and together with SHEP I, “Silver Hill”). The Company closed the acquisition of SHEP I for an aggregate purchase price of approximately $604 million of cash and 15 million shares of RSP common stock, subject to certain customary post-closing adjustments. RSP anticipates closing the acquisition of SHEP II in the first quarter of 2017 for a purchase price of approximately $646 million of cash and approximately 16 million shares of RSP common stock, following a shareholder vote to approve the issuance of shares. SHEP I and SHEP II collectively own approximately 68,000 gross, 41,000 net acres in northeast Loving and northwest Winkler Counties, Texas, and at the time of the acquisition announcement had approximately 15 MBoe/d of net production (69% oil, 86% liquids) from 58 wells (49 horizontals) producing from seven horizontal zones.

About RSP Permian, Inc.

RSP is an independent oil and natural gas company focused on the acquisition, exploration, development and production of unconventional oil and associated liquids-rich natural gas reserves in the Permian Basin of West Texas. The vast majority of our acreage is located on large, contiguous acreage blocks in the core of the Midland and Delaware Basins, sub-basins of the Permian Basin. The Company’s common stock is traded on the NYSE under the ticker symbol “RSPP.” For more information, visit www.rsppermian.com.

Important Information for Investors and Stockholders

This communication does not constitute an offer to buy or sell or the solicitation of an offer to buy or sell any securities or a solicitation of any vote or approval.

In connection with the SHEP II transaction, the Company intends to file with the Securities and Exchange Commission (the “SEC”) a proxy statement. The Company also plans to file other relevant documents with the SEC regarding the SHEP II transaction. Any definitive proxy statement for the Company (if and when available) will be mailed to the Company’s stockholders.

INVESTORS AND SECURITY HOLDERS OF THE COMPANY ARE URGED TO READ THE PROXY STATEMENT(S) AND OTHER DOCUMENTS THAT MAY BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE SHEP II TRANSACTION.

Investors and security holders will be able to obtain free copies of these documents (if and when available) and other documents containing important information about the Company, once such documents are filed with the SEC through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed with the SEC by the Company will be available free of charge on the Company’s internet website at http://www.rsppermian.com or by contacting the Company’s Investor Relations Department by email at IR@rspermian.com or by phone at 214-252-2790.

The Company and certain of its directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the SHEP II transaction. Information about the directors and executive officers of the Company is set forth in the Company’s proxy statement for its 2016 annual meeting of stockholders, which was filed with the SEC on April 29, 2016. This document can be obtained free of charge from the sources indicated above.

Other information regarding the participants in the proxy solicitations and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials to be filed with the SEC when such materials become available. Investors should read the proxy statement carefully when it becomes available before making any voting or investment decisions. You may obtain free copies of this document from the Company using the sources indicated above.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on the Company. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting us will be those that management anticipates.

The Company’s forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions that could cause actual results to differ materially from the Company’s historical experience and present expectations or projections. Furthermore, we may not be able to close the SHEP II transaction in a timely manner or at all, the ultimate funding sources for the SHEP II transaction may differ from our current expectations, we may not be able to recognize the expected benefits from the SHEP transactions (including our expectations for production growth) and our capital program may exceed budgeted amounts. Information concerning these risks and other factors can be found in RSP’s filings with the SEC, including its Annual Report on Form 10-K and any subsequent Quarterly Report on Form 10-Q, which can be obtained free of charge on the SEC’s web site located at http://www.sec.gov.

Consequently, all of the forward-looking statements made in this news release are qualified by these cautionary statements and there can be no assurances that the actual results or developments anticipated by us will be realized, or even if realized, that they will have the expected consequences to or effects on us, our business or operations. We have no intention, and disclaim any obligation, to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.

Investor Contact:

Scott McNeill

Chief Financial Officer

214-252-2700

Alyssa Stephens

Director, Investor Relations

214-252-2764

Investor Relations:

IR@rsppermian.com

214-252-2790

Source: RSP Permian, Inc.

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